Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 15, 2026, with respect to the financial statements of Avenzo Therapeutics, Inc. included in the Registration Statement (Form S-4) and related proxy statement/prospectus of RallyBio Corporation for the registration of shares of its common stock.

/s/ Ernst & Young

San Diego, California

July 15, 2026